Exhibit 99.1

BEYOND MEAT® UNVEILS PLANS FOR NEW STATE-OF-THE-ART GLOBAL HEADQUARTERS AIMED AT FUELING ACCELERATED INNOVATION

The expansive campus will continue to set the pace for disruptive and game-changing products to further lead the plant-based meat category

EL SEGUNDO, Calif., January 15, 2021– Beyond Meat, Inc. (NASDAQ: BYND) today announced its plans to enter a 12-year lease in a new, nearly 300,000 square foot space at 888 N. Douglas Street in El Segundo, California. The building is currently under development by Hackman Capital Partners with anticipated completion in spring 2021. The site will serve as the company’s new state-of-the-art global headquarters, making it one of the world’s largest and most technologically advanced plant-based research centers. The cutting-edge campus is slated to open in fall of this year and is a substantial increase in the company’s footprint that will support best-in-class innovation, advanced research labs and the incubation of big ideas that further disrupt and define the plant-based market of the future.

“Our ambitious new campus and truly state-of-the-art research facilities reflect our commitment to providing our consumers, customers, and strategic partners with the very best in science, technology, and culinary arts as we together answer the global protein challenge,” said Ethan Brown, Founder and CEO, Beyond Meat. “The new campus and facilities will house cutting-edge fundamental and applied research, alongside globalized product development teams, all in service to a single goal: creating meat from plants that is indistinguishable from its animal protein equivalent. It is on this campus that we expect to advance ever more rapidly against our taste, nutrition, and cost metrics, inviting and empowering more and more consumers around the world to Go Beyond.”

The construction of the new Beyond Meat® Global Headquarters will take place in three phases and will include increased pilot space to support multiple product lines while enabling space for 3-4x growth of research personnel over current levels. Additionally, the campus will feature future-forward research incubators that will enable the development of new technologies and more innovative products utilizing artificial intelligence and machine learning.

Conveniently located a few minutes from LAX and walking distance from the METRO C (Green) Line, the addition of the expansive campus will further enable the company to attract the world’s best talent with a focus on holistic wellness including a fitness center, cafeteria, ample outdoor spaces, and interior living walls to promote healthy air quality. The space will be designed to be LEED and Fitwel Certified to align with Beyond Meat’s mission and commitment to sustainability and workplace wellbeing.

Beyond Meat was represented by JLL in the deal, with project management being led by DPPM Project Management, and architecture and design work being led by Gensler. Hackman Capital Partners was represented by CBRE and Newmark Knight Grubb Frank.

About Beyond Meat

Beyond Meat, Inc. (NASDAQ: BYND) is one of the fastest growing food companies in the United States, offering a portfolio of revolutionary plant-based meats made from simple ingredients without GMOs, bioengineered ingredients, hormones, antibiotics, or cholesterol. Founded in 2009, Beyond Meat products are designed to have the same taste and texture as animal-based meat while being better for people and the planet. Beyond Meat’s brand commitment, Eat What You Love™, represents a strong belief that there is a better way to feed our future and that the positive choices we all make, no matter how small, can have a great impact on our personal health and the health of our planet. By shifting from animal-based meat to plant-based meat, we can positively impact four growing global issues: human health, climate change, constraints on natural resources and animal welfare. As of September 26, 2020, Beyond Meat had products available at approximately 122,000 retail and foodservice outlets in over 80 countries worldwide. Visit www.BeyondMeat.com and follow @BeyondMeat, #BeyondBurger and #GoBeyond on Facebook, Instagram and Twitter.

Forward-Looking Statements

Certain statements in this release constitute “forward-looking statements.” These statements are based on management’s current opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results. These forward-looking statements are only predictions, not historical fact, and involve certain risks and uncertainties, as well as assumptions. Actual results, levels of activity, performance, achievements and events could differ materially from those stated, anticipated or implied by such forward-looking statements. While Beyond Meat believes that its assumptions are reasonable, it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect actual results. There are many risks and uncertainties that could cause actual results to differ materially from forward-looking statements made herein including, most prominently, the risks discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the U.S. Securities and Exchange Commission (“SEC”) on March 19, 2020, and the Company’s Quarterly Report on Form 10-Q for the quarter ended September 26, 2020 filed with the SEC on November 9, 2020, as well as other factors described from time to time in Beyond Meat’s filings with the SEC. Such forward-looking statements are made only as of the date of this release. Beyond Meat undertakes no obligation to publicly update or revise any forward-looking statement because of new information, future events or otherwise, except as otherwise required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements.

Media Contact
Shira Zackai
szackai@beyondmeat.com